UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2019

Tesla, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34756	91-2197729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of Principal Executive Offices, and Zip Code)

(650) 681-5000

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	TSLA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.
Item 1.02	Termination of a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Summary

On December 18, 2019, a subsidiary of Tesla, Inc. (“Tesla”) entered into agreements with a syndicate of lenders in China for: (i) a secured term loan facility of up to RMB 9.0 billion and (ii) an unsecured revolving loan facility of up to RMB 2.25 billion, in each case to be used in connection with our Gigafactory Shanghai. On December 20, 2019, proceeds from one of the new facilities were used to repay in full the subsidiary’s drawn amounts on its existing bridge loan facility of up to RMB 3.5 billion, which was terminated as a result of the full repayment.

Tesla Shanghai Fixed Asset Term Facility Agreement

On December 18, 2019, Tesla (Shanghai) Co., Ltd. (“Tesla Shanghai”) entered into a Fixed Asset Syndication Loan Agreement and a Supplemental Agreement (together, the “Fixed Asset Facility”) with China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch, Agricultural Bank of China Shanghai Changning Sub-branch, Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch, and Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch, as lenders (the “Lenders”). Under the Fixed Asset Facility, Tesla Shanghai may for a period of three years draw funds from time to time on a secured term facility of up to a total of RMB 9.0 billion (or the equivalent amount drawn in U.S. dollars). The proceeds of such loans may be used only for expenditures related to the construction of and production at our Gigafactory Shanghai or to repay certain outstanding debt of Tesla Shanghai, including under its RMB 3.5 billion Syndication Loan Agreement, dated March 1, 2019, under which each Lender or its affiliate was also a lender (the “Bridge Loan”). The Fixed Asset Facility is secured by the land and buildings at Gigafactory Shanghai and is non-recourse to Tesla or its assets.

Outstanding borrowings pursuant to the Fixed Asset Facility accrue interest at a rate equal to: (i) for RMB-denominated loans, the market quoted interest rate published by the People’s Bank of China minus 0.7625%, and (ii) for U.S. dollar-denominated loans, the sum of one-year LIBOR plus 1.3%. Starting on the third anniversary of the first borrowing, Tesla Shanghai must also repay principal amounts on a specified schedule, such that all outstanding loans will be repaid by the fifth anniversary of the first borrowing. Tesla Shanghai is subject to certain covenants, including a restriction on liens and other security interests on assets, other than specified exceptions, as well as certain customary covenants and events of default.

Tesla Shanghai Working Capital Revolving Facility Agreement

On December 18, 2019, Tesla Shanghai entered into a Syndication Revolving Loan Agreement (the “Working Capital Facility”) with the Lenders. Under the Working Capital Facility, Tesla Shanghai may draw funds from time to time on an unsecured revolving facility of up to a total of RMB 2.25 billion (or the equivalent amount drawn in U.S. dollars). The proceeds of such loans may be used only for expenditures related to production at our Gigafactory Shanghai. The Working Capital Facility will terminate and all outstanding loans will mature on the first anniversary of the first borrowing under the loan, and the Working Capital Facility is non-recourse to Tesla or its assets.

Outstanding borrowings pursuant to the Working Capital Facility accrue interest at a rate equal to: (i) for RMB-denominated loans, the market quoted interest rate published by the People’s Bank of China minus 0.425%, and (ii) for U.S. dollar-denominated loans, the sum of one-year LIBOR plus 0.8%. Tesla Shanghai is subject to certain covenants, including a restriction on liens and other security interests on inventory and accounts receivable, other than specified exceptions, as well as certain customary covenants and events of default.

Repayment of Tesla Shanghai Bridge Loan

On December 20, 2019, Tesla Shanghai used proceeds from the Fixed Asset Facility to repay in full all of the then-outstanding obligations under the Bridge Loan, which was then terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA, INC.

By:	/s/ Zachary J. Kirkhorn
Zachary J. Kirkhorn Chief Financial Officer

Date: December 26, 2019